Exhibit 23.1

200 Sandpointe Avenue, Suite 560 Santa Ana, CA 92707 (949) 326-CPAS (2727) www.bkcpagroup.com

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Novusterra, Inc.

We consent to the inclusion in this Registration Statement of Novuseterra, Inc. on Form S-1 to be filed on or about June 11, 2021 of our report dated June 2, 2021 on our audit of the financial statements of Novusterra, Inc. as of December 31, 2020, and for the period September 21, 2020 (date of formation) to December 31, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Benjamin & Ko

Santa Ana, CA
June 11, 2021